Ohio National Financial Services®

VARIABLE ANNUITIES ONCORE

Fund Evaluation Group Managed Volatility Model Description

Effective July 2, 2012

Managed Volatility Model

Managed Volatility Model



KEY	PORTFOLIO/ADVISER OR SUBADVISER	
■	**TOPS™ Protected Moderate Growth ETF Portfolio** (Class 2)/Milliman, Inc.	35%
■	**Legg Mason Dynamic Multi-Strategy VIT Portfolio** (Class 1)/Legg Mason Global Asset Allocation, LLC and Western Asset Management Company	15%
■	**PIMCO Global Diversified Allocation Portfolio** (Administrative Class)/Pacific Investment Management Company LLC	15%
■	**TOPS™ Protected Balanced ETF Portfolio** (Class 2)/Milliman, Inc.	15%
■	**Invesco V.I. Balanced-Risk Allocation Fund** (Series II)/Invesco Advisers, Inc.	10%
■	**AllianceBernstein Dynamic Asset Allocation Portfolio** (Class B)/AllianceBernstein L.P.	2.5%
■	**Federated Managed Volatility Fund II** Federated Equity Management Company of Pennsylvania	2.5%
■	**Goldman Sachs Global Markets Navigator Fund** (Service Shares)/Goldman Sachs Asset Management, L.P.	2.5%
■	**Lazard Retirement Multi-Asset Targeted Volatility Portfolio** (Service Shares)/Lazard Asset Management LLC	2.5%

The Managed Volatility Model is made up of portfolios that use traditional asset allocation concepts together with active management and protection strategies, which may allow for better volatility management. The Model is rebalanced quarterly to remain aligned with its investment objectives.

The Managed Volatility Model seeks to provide:

✓ Protection From Market Downturns

Because volatility is often a leading indicator of negative market performance, the Managed Volatility Model may help reduce the impact of market downturns. As a result, you could be better positioned for future recovery.

✓ More Consistent Returns Over Time

When you're navigating the risks of today's markets, diversification alone may not be enough to protect your gains. The Managed Volatility Model seeks to reduce the extremes in market volatility. While market gains may also be reduced, managing the downside of volatile markets may result in more consistent, predictable returns over time.

NOT A DEPOSIT	NOT FDIC INSURED	NOT GUARANTEED BY ANY BANK
NOT INSURED BY ANY GOVERNMENT AGENCY		MAY LOSE VALUE

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Information to consider when reviewing the Models:

In order to invest in the Managed Volatility Model, you must sign Form 7215, an Agreement Form that designates Ohio National Investments, Inc. (ONII) as a limited purpose Registered Investment Adviser only for the purpose of developing the Model and permitting periodic updates.

The Model attempts to create allocations for the underlying variable portfolios that will provide consistent, risk-adjusted performance. There is no guarantee that this Model’s allocations will produce the desired results. The results will depend upon the ability of the underlying variable portfolios to achieve their investment objectives. The Model is rebalanced quarterly.

There is general market risk when investing in equities. Stock prices can fluctuate over a wide range in the short term or over extended periods of time. These price fluctuations may result from factors affecting individual companies, sectors or the securities market as a whole. There is no guarantee that the stock market or any particular underlying stock will increase in value.

Guarantees are based upon the claims-paying ability of The Ohio National Life Insurance Company. Guarantees do not apply to the investment performance or safety of the amounts held in the variable portfolios. Such benefits and payments are subject to the financial condition of the insurance company.

Variable annuities are long-term investment vehicles designed for retirement. Variable annuities are sold by prospectuses, which contain more complete information including fees, surrender charges, and other costs that may apply. As with any investment, investing in variable portfolios involves risk, including possible loss of principal. Past performance is not a guarantee of future results. You should read the product and fund prospectuses carefully before investing or sending money. Investors should consider the investment objectives, strategies, risk factors, charges and expenses of the underlying variable portfolios carefully before investing. The fund prospectus contains this and other information about the underlying variable portfolios. For copies of our current prospectuses, which contain this and other information, contact your registered representative or visit us online at www.ohionational.com/ fundinfo. Please read the prospectus carefully before investing.

Withdrawals may also be subject to ordinary income tax and, if taken prior to age 59 1/2, a 10% federal tax penalty may apply. Withdrawals may reduce the death benefit, cash surrender value and any living benefit amount. Product, product features and rider availability vary by state.

Issuer not licensed to conduct business and products not distributed in AK, HI or NY. Like stocks, ETFs are subject to market volatility. When buying or selling an ETF, you will pay or receive the current market price, which may be more or less than net asset value. Volatility is a statistical measurement of the frequency and level of changes in the value of an asset, index or instrument without regard to the direction of those changes. Volatility may result from rapid and dramatic price swings. There can be no guarantee that the Fund will maintain its annualized volatility target. Furthermore, while the volatility management seeks competitive returns with more consistent volatility of returns, the attainment and maintenance of the target volatility does not ensure that the Fund will deliver competitive returns.

Fixed Income Risk: Investments in fixed income securities are subject to interest rate risk, the fluctuation of the interest rate, and credit risk, the issuer’s ability to make timely payments of interest or principal. The lower the credit rating, the higher the risk of default. Fixed income securities with lower ratings (commonly known as “junk bonds”) tend to have a higher probability that an issuer will default or fail to meet its payment obligations. Capitalization Size Risk (Small/Mid): Small- and mid-cap stocks are often more volatile than large-cap stocks – smaller companies are often more volatile than large-cap stocks – smaller companies generally face higher risks due to their limited product lines, markets and financial resources.

Commodity and Derivative Risk: Investments in commodities (and related instruments) and derivative instruments such as options, futures, forwards or swaps can be riskier than traditional investments, and may be more volatile.

ETF Risk: Investments in ETFs bear the share of the ETF’s expenses and run the risk that the ETF may not achieve its investment objective.

Foreign (Non-US) Risk: Non-US securities may be more volatile because of political, regulatory, market and economic uncertainties associated with such securities. Fluctuations in currency exchange rates may negatively affect the value of the investment or reduce returns. These risks are magnified in emerging or developing markets. Liquidity Risk: The difficulty of purchasing or selling a security at an advantageous time or price.

Real Estate Risk: Investments in real estate could decline due to a variety of factors that affect the real estate market. REITs have additional risks; they are dependent on the capability of their managers, they may have limited diversification, and they can be affected by changes in taxes. AllianceBernstein Investments, Inc. (ABI) is the distributor of the AllianceBernstein family of mutual funds. ABI is a member of FINRA and is an affiliate of AllianceBernstein L.P., the manager of the funds. AllianceBernstein® and the AB logo are registered trademarks and service marks used by permission of the owner, AllianceBernstein L.P.

Invesco Distributors Inc. (IDI) is the U.S. distributor for the Invesco’s V.I. Funds. Both IDI and Invesco Advisers, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

Annuity Issuer:

The Ohio National Life Insurance Company Post Office Box 237 Cincinnati, Ohio 45201-0237 Telephone: 513.794.6100

Annuity Distributor:

Ohio National Equities, Inc. Member FINRA

One Financial Way Cincinnati, Ohio 45242

Telephone: 513.794.6100

Form 7217 Rev. 5-12

© 2012 Ohio National Financial Services

OHIO NATIONAL FINANCIAL SERVICES ®

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Not A dePosit

Not fdiC iNsured

Not GuArANteed by ANy bANK

MAy lose vAlue

Not iNsured by ANy GoverNMeNt AGeNCy